Exhibit 5.1

October 21, 2016

National Commerce Corporation

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to National Commerce Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of up to 1,964,633 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s registration statement on Form S-4 (the “Registration Statement”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of August 30, 2016 (the “Merger Agreement”), by and between the Company and Private Bancshares, Inc., a Georgia corporation. This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K, as promulgated by the Securities and Exchange Commission (the “Commission”).

In rendering this opinion letter, we have examined originals or copies of the following documents: (a) the Company’s Certificate of Incorporation, as amended, (b) the Company’s Bylaws, (c) the Merger Agreement, including the exhibits thereto, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of the Company. We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations herein set forth, we are of the opinion that, when the Registration Statement has been declared effective by the Commission under the Act and the Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

National Commerce Corporation

October 21, 2016

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement-prospectus included therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.